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                                                                     Exhibit 3.1


                                    AMENDMENT

                                       TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 PROXYMED, INC.


         Pursuant to the provisions of Section 607.1006, Florida Statutes, ProxyMed, Inc., a Florida corporation (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation:

FIRST: Article III of the Corporation's Restated Articles of Incorporation, as amended, is further amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph to
Article III:

         "The Corporation is authorized to issue 30,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share."

SECOND: This Amendment was adopted by the shareholders at the Corporation's Special Meeting of Shareholders held on March 1, 2004. The number of votes cast were sufficient for approval.

         Except as amended hereby, the rest and remainder of the Corporation's Restated Articles of Incorporation shall be and remain in full force and effect.







                          SIGNATURES ON FOLLOWING PAGE







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         IN WITNESS WHEREOF, the Corporation has caused this Amendment to
Restated Articles of Incorporation to be signed by its duly authorized officer this 1st day of March, 2004.


                                       PROXYMED, INC.



                                       By: /s/ Nancy J. Ham
                                           -------------------------------------
                                           Name:  Nancy J. Ham
                                           Title: President



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